Exhibit 4.1

EIGHTH AMENDMENT TO AMENDED AND
RESTATED CREDIT AGREEMENT

        THIS EIGHTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 25, 2004, amends and supplements that certain Amended and Restated Credit Agreement dated as of April 30, 1999, as amended to date (the “Credit Agreement”), among BANDO MCGLOCKLIN SMALL BUSINESS LENDING CORPORATION, a Wisconsin corporation (the “Company”), the financial institutions from time to time party thereto (individually a “Lender” and collectively the “Lenders”), and U.S. BANK NATIONAL ASSOCIATION (formerly known as Firstar Bank, N.A., successor by merger to Firstar Bank Milwaukee, N.A.), as agent for the Lenders (in such capacity, the “Agent”).

RECITAL

        The Company, the Lenders and the Agent desire to amend the Credit Agreement as provided below.

AGREEMENTS

        In consideration of the promises and agreements set forth in the Credit Agreement, as amended hereby, the Lenders, the Agent and the Company agree as follows:

    1.        Definitions and References. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Credit Agreement. All references to the Credit Agreement contained in the Loan Documents shall, upon fulfillment of the conditions set forth in section 3 below, mean the Credit Agreement as amended by this Eighth Amendment.

    2.        Amendments to Credit Agreement. The Credit Agreement is amended as follows:

(a) The definition of “Eligible Leased Real Estate” contained in section 1 is amended to read as follows:

"Eligible Leased Real Estate" means real property owned by the Company and leased to a lessee (a) which is used by the lessee in the conduct of its business activities and (b) with respect to which the Company has provided the Collateral Custodian with the documents, instruments and agreements described in section 3.3 of the Collateral Custodian Agreement. The only Eligible Leased Real Estate with an Affiliate of the Company as a tenant is the existing facility, commonly referred to as “Walnut Ridge” leased to Licensed Products, Inc., until such time as Licensed Products, Inc. purchases such facility from the Company.

(b) The definition of “Eligible Owner-Occupied Real Estate Loan” contained in section 1 is amended to read as follows:

“Eligible Owner-Occupied Real Estate Loan” means an Owner-Occupied Real Estate Loan with respect to which the Company has provided the Collateral Custodian with the documents, instruments and agreements described in section 3.4 of the Collateral Custodian Agreement. The only Owner-Occupied Real Estate Loans to an Affiliate of the Company which may be an Eligible Owner-Occupied Real Estate Loan are (a) a loan to Lee Middleton Original Dolls, Inc. in an amount not to exceed 80% of Appraised Value, subject to a maximum of $2,500,000 and (b) a loan to Licensed Products, Inc., to facilitate such entity’s purchase of the “Walnut Ridge” facility, in an amount not to exceed $3,935,000.

(c) The definition of “Interest Period” contained in section 1 is amended to read as follows:

“Interest Period” means, with respect to a LIBOR Rate Loan, a period of seven (7) or fourteen (14) days, or one, two or three months commencing on (and including) a Business Day selected by the Company pursuant to section 2.3(a) or 2.4(c) of this Agreement and ending on (but excluding) the day which is, as the case may be, seven (7) or fourteen (14) days after such date, or, which corresponds numerically to such date one, two or three months thereafter (or, if such month has no numerically corresponding date, on the last Business Day of such month), provided that:

        (a)          if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless in the case of one, two or three months periods, such next following Business Day is in a new calendar month in which case such Interest Period shall end on the immediately preceding Business Day); and

(b) no Interest Period may end later than the Maturity Date.

(d) The definition of “Maturity Date” contained in section 1 is amended by deleting “June 25, 2004" contained therein and substituting “June 24, 2005” in its place.

(e) The definition of “Net Earnings” contained in section 1 is amended by adding the following paragraph at the end thereof:

Notwithstanding the foregoing, for purposes of determining Net Earnings hereunder, any management or other intercompany fees payable to the Company shall only be included in Net Earnings to the extent actually received in cash by the Company.

(f) The definition of “Revolving Loan Commitment” contained in section 1 is hereby amended to read as follows:

“Revolving Loan Commitment” means the obligation of each Lender to make Revolving Loans to the Company. The total Revolving Loan Commitment of the Lenders is initially $50,000,000 and is subject to reduction from time to time pursuant to section 2.6. The Revolving Loan Commitment of each Lender is such Lender’s Percentage of the total Revolving Loan Commitment and the initial Revolving Loan Commitment of each Lender is set forth on Exhibit H attached hereto.

(g) Section 2.1(d) is created to read as follows:

(d) Commercial Paper. The parties acknowledge and agree that the credit facilities provided to the Company hereunder shall provide credit support for the Company’s issuance of Commercial Paper. The parties further acknowledge and agree that the CP Placement Agent shall not place Commercial Paper to the extent that the placement thereof would cause the aggregate amount of Commercial Paper outstanding at such time to exceed the lesser of (a) the Lenders’ total Revolving Loan Commitments less the LOC Exposure less the then outstanding principal balance of the Notes or (b) the Borrowing Base Amount less the LOC Exposure less the then outstanding principal balance of the Notes.

(h) The last sentence of section 2.2 is amended by deleting the number “10” contained therein and substituting the number “20” in its place.

(i) Section 6.1 is amended to read as follows:

6.1 Restricted Payments. Make any Restricted Payments except that so long as no Default or Event of Default exists and no Default or Event of Default would arise after giving effect to any such Restricted Payment, the Company may make, declare and pay dividends to the Parent, provided that in no event shall the Company pay any dividend (a) that constitutes a return-of-capital dividend, except that the Company may pay a one-time return-of-capital dividend to the Parent in an amount not to exceed $500,000 or (b) during any fiscal quarter following a fiscal quarter for which the Company’s Net Earnings failed to exceed $0.

(j) Section 6.9 is amended to read as follows:

6.9 Adjusted Tangible Net Worth. Permit Adjusted Tangible Net Worth to be less than $9,500,000 at any time.

(k) Exhibit H attached hereto shall be deemed an exhibit to the Credit Agreement and shall replace its predecessor attached thereto.

    3.       Effectiveness of Eighth Amendment. This Eighth Amendment shall become effective upon its execution and delivery by the Company, the Lenders and the Agent and satisfaction of the following conditions:

    (a)              Closing Certificate of the Company. The Agent shall have received copies for each of the Lenders, certified by the Secretary of the Company to be true and correct and in full force and effect, of (i) a statement to the effect that the Articles of Incorporation and By-Laws of the Company delivered to the Lenders on April 30, 1999 have not been amended since that date and remain in full force and effect as of the date hereof; (ii) resolutions of the Board of Directors of the Company authorizing the issuance, execution and delivery of this Eighth Amendment; and (iii) a statement containing the names and titles of the officer or officers of the Company authorized to sign such documents, together with true signatures of such officers.

    (b)              Reaffirmation of Guaranty. The Agent shall have received a reaffirmation of guaranty duly executed by the Guarantor in form and substance satisfactory to the Agent pursuant to which the Guarantor reaffirms its obligations to the Lenders and the Agent..

    (c)              Proceedings Satisfactory. All other proceedings contemplated by this Eighth Amendment shall be satisfactory to the Lenders and the Agent, and the Lenders and the Agent shall have received such other information relating hereto as the Lenders or the Agent may reasonably request.

    4.       Waivers. The Lenders hereby waive the Events of Default arising under (a) section 6.1 hereof as a result of the Company’s payment of a dividend following a fiscal quarter for which the Company’s Net Earnings was less than $0, (b) section 6.9 as a result of the Company’s failure to maintain Adjusted Tangible Net Worth of at least $18,000,000 through the date of this Eighth Amendment and (c) section 6.13 as a result of the Company’s failure to achieve Net Earnings of at least $0 for the fiscal quarter ended December 31, 2003. Nothing contained herein shall be deemed to be a waiver by the Lenders of the Company’s compliance with any other provision of the Credit Agreement or of any other Default or Event of Default, whether known or unknown, except as specifically set forth herein. The Lenders’ willingness to provide the waivers contained herein shall not be construed as an expression of their willingness to provide a waiver of any Default or Event of Default in the future and the Lenders hereby retain all of their rights and remedies with respect to any such future Default or Event of Default.

    5.       Representations and Warranties. The Company represents and warrants to the Lenders and the Agent that:

    (a)               The execution and delivery of this Eighth Amendment and related documents, and the performance by the Company of its obligations thereunder, are within its corporate power, have been duly authorized by proper corporate action on the part of the Company, are not in violation of any existing law, rule or regulation of any governmental agency or authority, any order or decision of any court, the Articles of Incorporation or By-Laws of the Company or the terms of any agreement, restriction or undertaking to which the Company is a party or by which it is bound, and do not require the approval or consent of the shareholders of the Company, any governmental body, agency or authority or any other person or entity; and

    (b)               The representations and warranties contained in the Loan Documents are true and correct in all material respects as of the date of this Eighth Amendment except (i) the representations and warranties contained in section 3.3 of the Credit Agreement shall apply to the most recent financial statements delivered by the Company to the Lenders pursuant to sections 5.1 and 5.2 of the Credit Agreement and (ii) for changes contemplated or permitted by the Loan Documents and, to the Company’s knowledge, except for the defaults waived herein, no condition exists or event or act has occurred that, with or without the giving of notice or the passage of time, would constitute an Event of Default under the Credit Agreement.

    5.       Costs and Expenses. The Company agrees to pay to the Agent, on demand, all costs and expenses (including reasonable attorneys’ fees) paid or incurred by the Agent in connection with the negotiation, execution and delivery of this Eighth Amendment.

    6.       Full Force and Effect. The Credit Agreement, as amended hereby, remains in full force and effect.

    7.       Counterparts. This Eighth Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Eighth Amendment by signing any such counterpart.

[Intentionally Left Blank, Signatures Appear on Next Page]

BANDO MCGLOCKLIN SMALL BUSINESS LENDING CORPORATION

BY /s/ Susan J. Hauke
Its: Vice President Finance

U.S. BANK NATIONAL
ASSOCIATION (formerly known as
Firstar Bank, N.A., successor by merger
to Firstar Bank Milwaukee, N.A.), as the
Agent and a Lender

BY /s/ Jon B. Beggs
Its: Vice President

LASALLE BANK NATIONAL
ASSOCIATION (formerly known
as LaSalle National Bank)

BY /s/ Daniel C. Langhoff
Its: Vice President

x	M&I MARSHALL & ILSLEY BANK

BY /s/ Philip D. Koepke
Its: Senior Vice President

BY /s/ James Tepp
Its: Vice President

S-1

EXHIBIT H

Lenders’ Revolving Loan Commitments

Lender	Revolving Loan Commitment	Percentage
U.S. Bank National Association	$ 30,000,000	60.00%
LaSalle Bank National Association	$ 10,000,000	20.00%
M&I Marshall & Ilsley Bank	$ 10,000,000	20.00%